Exhibit 10.204
September 15, 2008
Michael H. Hughes
Safeco Corporation
1001 4th Avenue, Suite 4700
Seattle, WA 98154
Re:	Confirmation of Change in Control Severance Agreement Terms Dear Michael:
Reference is hereby made to the change in control severance agreement, dated as of March 28, 2007, by and between Safeco Corporation (the “Company”) and you (the “CIC Agreement”) and the Agreement and Plan of Merger, dated as of April 23, 2008 (the “Merger Agreement”), by and between Liberty Mutual Insurance Company, Big Apple Merger Corporation and the Company. The purpose of this letter (“Letter Agreement”) is to clarify and modify certain terms of the CIC Agreement in advance of the consummation of the transactions contemplated by the Merger Agreement (the “Merger”). Capitalized terms that are not defined in this Letter Agreement shall have the meaning set forth in the CIC Agreement. Except to the extent specifically modified by this Letter Agreement, the CIC Agreement remains in full force and effect.
1. You acknowledge and agree that for purposes of the CIC Agreement, with respect to determining the cash equivalent value of any outstanding Company equity award in connection with the Merger, the fair market value of a share of the Company’s stock shall be equal to $68.25, the amount paid per share to the Company’s stockholders under the Merger Agreement, without interest and subject to any applicable withholding taxes.
2. You further acknowledge and agree that as of the date hereof Section 5.5 of the CIC Agreement, which addresses your ability to elect to defer all or a portion of the payments made under the CIC Agreement, is deleted in its entirety, and, accordingly, Section 15 of the CIC Agreement is amended by deleting the defined terms “Deferred Benefit” and “Deferred Benefit Commencement Date.”
3. You further acknowledge and agree that, with respect to the Gross-Up Payment provided for in Section 6.2, that notwithstanding anything in the CIC Agreement to the contrary, the Company shall pay the Gross-Up Payment to you within five business days after the date of payment of compensation triggering the related Excise Tax and in no event shall the Gross-Up Payment be made later than the end of your taxable year following the taxable year in which you remit the related Excise Tax. Any such payment shall be net of any applicable withholding required under federal, state or local law and any additional withholding to which you have agreed.

4. You further acknowledge and agree that, notwithstanding anything in the CIC Agreement to the contrary, failure of Safeco to obtain assumption of the CIC Agreement by its successor as required by Section 9.1 of the CIC Agreement, shall constitute Good Reason under the CIC Agreement (but shall not entitle you to any payment prior to the termination of your employment related to such Good Reason).
5. You further acknowledge and agree that as of the date hereof, the CIC Agreement shall be amended by adding a new Section 16 to the end thereof which shall read as follows:
“Code Section 409A. The parties intend that the payments and benefits provided for in this Agreement to either be exempt from Section 409A of the Code or be provided in a manner that complies with Section 409A of the Code. Notwithstanding anything contained herein to the contrary, all payments and benefits which are payable upon termination of employment hereunder shall be paid or provided only when those terminations of employment constitute “separation from service” from the Company within the meaning of Section 409A of the Code. Notwithstanding anything contained herein to the contrary, RSRs shall only be settled in cash upon a Change in Control if the Change in Control is also a ‘change in the ownership or effective control of the corporation or in the ownership of a substantial portion of the assets of the corporation’ within the meaning of Section 409A of the Code.
If the Company reimburses the Executive for (x) the amount of any benefit under Section 6 or (y) any other amount to which the Executive is entitled to reimbursement pursuant to this Agreement, such reimbursement shall be made promptly in accordance with Company policy, but in any event on or before the last day of the Executive’s taxable year following the taxable year in which the expense or cost was incurred. In no event shall the amount that the Company pays for any such benefit or reimbursement in any one year affect the amount that it will pay in any other year and in no event shall the amounts and benefits described in this paragraph be subject to liquidation or exchange, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code.”

Your execution of this Letter Agreement shall serve as your agreement to the foregoing matters and shall serve as an amendment to the CIC Agreement. This Letter Agreement may be executed in one or more counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same agreement.

Sincerely yours, SAFECO CORPORATION
/s/ Stephanie Daley-Watson
Name:	Stephanie Daley-Watson
Title:	Vice President, Secretary and Associate General Counsel

Accepted and agreed to as of the first date written above:

EXECUTIVE
By:	/s/ Michael H. Hughes
	Name:	Michael H. Hughes
	Title:	EVP, Insurance Operations